Exhibit 99.1
Inotiv, Inc. Amends Its Credit Agreement and Secures Additional Liquidity

WEST LAFAYETTE, IN, September 16, 2024 – Inotiv, Inc. (Nasdaq: NOTV) (the “Company” or “Inotiv”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services and research models and related products and services, has amended certain terms of its Credit Agreement. In addition, Inotiv has closed the sale of $22.6 million aggregate principal amount of 15% Senior Secured Second Lien PIK Notes due February 2027 (the “Second Lien Notes”), and warrants to purchase common shares, to certain investors in a private offering.

Robert Leasure Jr., President and Chief Executive Officer, commented, “In order to increase our liquidity and to begin strengthening Inotiv’s balance sheet, the Company has amended its Credit Agreement and has issued $22.6 million in Second Lien Notes for $17.0 million in cash and the cancellation of approximately $8.3 million of our existing convertible senior notes. Among other items, the amendment to the Credit Agreement provides financial covenant relief through the quarter ending June 30, 2025, and establishes new financial covenant tests for the fiscal quarters starting June 30, 2025 and thereafter. We believe this will give us additional flexibility and time to see the results from our recently completed site optimization plans, the recovery and strengthening of the NHP market, and efforts to grow market share and cashflow.”

Mr. Leasure continued, “We have been building our business over the last 5 years through acquisitions and initiating new services to provide our biopharma customers with an end-to-end product and services solution to help them discover and develop new medicines. We have been focused on improving, integrating and optimizing the acquisitions while at the same time transforming to an organization to meet our customers’ expectations and delivering solutions for our customers who are focused on drug discovery and development.”

“Inotiv will continue to focus on providing a superior customer experience, in an effort to improve customer acquisition and retention and organic revenue growth. We will also continue to evaluate opportunities to improve our balance sheet as we work to capture market share and improve cashflow going into 2025 as outlined in prior updates.”

Second Lien Note Offering

The Second Lien Notes accrue interest at a rate of 15% per annum and are payable in kind, and are fully and unconditionally guaranteed on a senior secured second lien basis by certain of Inotiv’s subsidiaries. As a part of this transaction, the investors also received warrants to purchase 3,946,250 shares of the Company’s common stock. The warrants have an exercise price of $1.57 per share and are exercisable at any time until September 13, 2034. The Second Lien Notes will mature on February 4, 2027, unless earlier repurchased or redeemed. In addition to other related fees and expenses, the Company is paying the structuring agent a 2.5% fee in the form of $0.6 million of Second Lien Notes, which is included in the $22.6 million aggregate principal amount of Second Lien Notes discussed above, and warrants to purchase 200,000 common shares, which are in addition to the warrants to purchase 3,946,250 common shares discussed above.

The Second Lien Notes were not registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state or other jurisdictions, and the Second Lien Notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Second Lien Notes, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About the Company
Inotiv, Inc. is a leading contract research organization dedicated to providing nonclinical and analytical drug discovery and development services and research models and related products and services. The Company’s products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical R&D projects, all while working together to build a healthier and safer world. Further information about Inotiv can be found here: https://www.inotivco.com/.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical fact included in this release, are forward-looking statements, including, but not limited to, statements about the use and potential impact of the additional capital on the Company’s business, operations and financial condition, and the progress and results of operational initiatives by the Company, including recent site optimization and other plans, and efforts to transform the business, advance customer acquisition and retention, grow revenue, capture market share and improve cashflow. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. All forward-looking statements are subject to significant risks, uncertainties and changes in circumstances that could cause actual results and outcomes to differ materially from the forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, without limitation, those that are described in the Company’s most recent Annual Report on Form 10-K, in the Company’s Quarterly Reports on Form 10-Q, and in other documents that the Company files or furnishes with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, the Company does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the date of this filing, whether as a result of new information, future events, changes in assumptions or otherwise.

Company Contact	Investor Relations
Inotiv, Inc.	LifeSci Advisors
Beth A. Taylor, Chief Financial Officer	Bob Yedid
(765) 497-8381	(516) 428-8577
beth.taylor@inotiv.com	bob@lifesciadvisors.com